LEON M. GENET
                        111 Dunnell Road
                       Maplewood, New Jersey 07040




                           February 7, 2000



Mr. Walt Anderson
C/o Gold & Appel Transfer, S.A.
1023 31st Street, 4th Floor
Washington, D.C.  20007

Re:     Put Option - Exercise Notice

Dear Mr. Anderson:

Reference is made to that certain Put Agreement, dated September 21, 1999, between and among Leon Genet, Walt Anderson, Revision LLC and Total-Tel USA Communications, Inc. (the "Put Agreement"). Capitalized terms used in this letter without definition shall have the meanings set forth in the Put Agreement.

In accordance with the requirements of Section 2.2 of the Put Agreement, I hereby give notice of the exercise of the Put Option with respect to myself. The information required by Section 2.2(a) to (e) of the Put Agreement is as follows:

                                          Number of       Purchase
Name of Put Holder                    Shares To Be Sold     Price

Leon Genet                              50,000 shares    $800,000.00

The purchase price payment for the above-referenced shares should be wired directly to my account as follows:

     The Chase Manhattan Bank
     800 Morris Turnpike
     Short Hills, New Jersey 07078     Account No. 2820120190
     ABA: 0212100086                   In the name of Leon M. Genet

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Mr. Walt Anderson
February 7, 2000
Page 2


I would like to suggest that the Closing for the purchase and sale transactions listed above be held on March 8, 2000, at 10:30 a.m. at the offices of Swidler Berlin Shereff Friedman, LLP. Please provide me with a draft of proposed closing documents at your earliest convenience.

                               Very truly yours,

                               /s/ Leon Genet

                               Leon Genet



FEDERAL EXPRESS(Airbill No. 806680059234)
cc: Sean P. McGuinness, Esq. (Federal Express, Airbill No. 806680059245)